EXHIBIT 99.1

ASHFORD INC.
FIRST QUARTER CONFERENCE CALL
May 5, 2017, 11:00 am CT

Participant 1:
Hey guys. Thanks for taking my question. Just a couple from me. I guess first, starting with the project management business at Remington. Can you help us like frame that in terms of size, scalability and maybe some of the feeds that it could potentially generate for Ashford Inc.?

Monty Bennett:
I don’t know if we are ready to share that information at this point. Let us get back to you if we can, because those negotiations have just begun. And again, we think that what can be sold from one platform to the other is just a project management business and not the property management business. But let me just check about what’s public and what’s not and make sure I follow all that. So if I can get back to you on that - well, we’ll get back to you regardless and we’ll share with you what information we can.

Participant 1:
Fair enough. Okay. Moving onto Pure Rooms - just kind of looking at that opportunity. You know, you guys have about 7 cents I guess from the initial $1.60 moving up to 15 cents from adding Ashford Prime and Trust. I mean what’s the scalability there? What do you think the growth opportunity is for Pure Rooms?

Jeremy Welter:
Yes. What we quoted in terms of growth is just within our existing portfolio, but we think that there is tremendous opportunity for them to expand globally - domestically within the hotel space. We plan to use - leverage our relationships with the brands and demonstrate the great returns that it has for hotel owners.

Monty Bennett:
This is Monty. Let me comment on it as well. In its two platforms that we’ve bought in to so far, we believe are on the cusp of tremendous growth in the hospitality industry over the next few years. OpenKey is one where it’s a digital entry into the rooms with your mobile device which we think ultimately will be the standard. And OpenKey is by far the leader in this space and doesn’t have any competition in that space whatsoever and that’s growing. And we think it’s ultimately going to be used by every hotel in the country and the world overtime. Pure Rooms has its focus on hypoallergenic rooms. And as you very well know, over the years customers demand more and more out of hotels and we have to provide more and more into the rooms, whether it be better décor, whether it be bigger TV screens, more movie offerings, Wi-Fi, etc., etc. And unfortunately, so many more people in this country have allergies. And hypoallergenic rooms are something not only that we think guests are demanding and we see guests demanding it, but it also is a way for us to charge $20.00 to $40.00 more for that room and to work around the last room availability requirements that are in some contracts with some of our preferred customers.

For example, if we have a deal with IBM and we had to give them a rate of $150.00 and they have last room availability, which means they get that $150.00 rate even if there is only one room left in the house, that’s what we have to honor. However, a hypoallergenic room is one that is exempted from that requirement and we can charge a premium on. So that hypoallergenic room, we don’t have to honor that $150 rate to IBM, so it’s a way for us to maximize revenue more than we could before. So both with the customer trends of wellness in general and allergies, particularly and the ability to drive higher rates for the hotels that we’ve already - in the Ashford portfolio that we’ve already this in, we’ve seen IRRs in the 50% to 70% to 80% range on these things. So we think it’s just an absolutely tremendous benefit, and it’s only in a 160 hotels across the country right now. We think ultimately - I believe that within the next number of years, it will be a requirement for quite a number of the brands. And so we think that growth potential could be off the charts.

Participant 1:
Thanks. That’s helpful color. And then I guess just one last one from me, more of a housekeeping item. But on the modeling front, can you give us a little detail on the noncash based comps this quarter, what was going on there? And then just, you know, maybe provide more of a run rate figure as to what you expect for the rest of the year?

Deric Eubanks:
Yes. Hey Michael. It’s Deric. You know, unfortunately, I can’t give you a run rate because the noncash stock comp has really three components to it. One is the grants that are issued by the REITs to employees with Ashford Inc. Those show up as an expense on Ashford Inc’s financials, but they also show up as a revenue item. And as you can see that was actually a negative number because they got mark to market every quarter and there is an adjustment to the amortization schedule that goes forward. There is also a component that is based on the grants from Ashford Trust prior to the spinoff of Ashford Inc. And this is the last quarter that we will actually have an expense associated with those grants that will burn off after this. And then what will remain is the expense associated with options that are granted to Ashford Inc. employees by Ashford Inc. So that will all be spelled out in the Q once it gets filed, but because of all those moving pieces there is not really a good run rate I can give you unfortunately.

Participant 1:	All right. I appreciate it anyway. Thanks for the color.
Participant 2:
Hey guys. Good morning Monty. Just a kind of a big picture item for you guys, I was hoping you might be able to add some for us. So AHT failed an attempted bid to acquire FelCor even though AHT put out what looked to us as the more attractive offer. Ashford Prime bought a couple of assets, raised some equity and has since traded off 20%. It seems like these two platforms are in a difficult position to grow right now. Is there anything that you think you can do from the external advisor perspective, to drive more growth out of the two REITs? Or is it one of these things we are just going to take time from the market to realize the underlying value of the real estate?

Monty Bennett:
We’re taking a look on that. You know, on the Ashford Trust side, our attempt there for FelCor, as you very well know, usually when you are the hostile bidder you do not end up with the company. But we thought we were in a unique position in order to be successful with FelCor in that we felt like we could pay more than any cash buyer and that any one of our competitors would have to substantially break strategy in order to bid. And that’s what happened with RLJ. So that was unexpected. But if you don’t try, if you don’t jump out there and attempt things, you’ll never get it. So as far as Ashford Trust’s ability to grow, we tried something, it didn’t work, but otherwise we are still on a path to figure out how we could grow there, you know, period. Ashford Prime has been a little more challenging with that equity raise and trading off from there. So yes, we think waiting will help, but we never sit still as you well know. And so we are sitting here thinking through just what you mentioned about how can we accelerate growth in these platforms, how can we grow accretively, and in what ways can Ashford Inc. step up and help that growth. And so we are actively churning through those ideas right now. Of course nothing we can share right now, but we want to do right by our shareholders as you know, we are in most of these platforms, the largest shareholders and we want to grow and to make money. So we are considering anything and everything.

Participant 2:	All right. I was hoping for some more detail, but I guess I’ll have to wait. Thanks, Monty.
Monty Bennett:	When we have it, we’ll share it with you Ryan.
Participant 2:	All right. Sounds good.
Monty Bennett:	This is Monty. Thank you again for joining us on our first quarter earnings call and we look forward to speaking with you again on our next call.
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